UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
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Preliminary Proxy Statement

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CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Section 240.14a-12

SiteOne Landscape Supply, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2018 PROXY STATEMENT
AND
NOTICE OF 2018 ANNUAL
MEETING OF STOCKHOLDERS
Wednesday, May 16, 2018
9:00 a.m., Eastern Time
Atlanta Airport Marriott

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
March 30, 2018
Dear Fellow Stockholders:
On behalf of the Board of Directors of SiteOne Landscape Supply, Inc., I would like to express our appreciation for your continued interest in our company.
It is my pleasure to invite you to SiteOne’s Annual Meeting of Stockholders, to be held at the Atlanta Airport Marriott, 4711 Best Road, Atlanta, Georgia 30337 on Wednesday, May 16, 2018, at 9:00 a.m., Eastern Time.
The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board operates and provides compensation and other information about the management and Board of SiteOne.
Whether or not you plan to attend the Annual Meeting, your vote is important and I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.
Thank you for your ongoing support of SiteOne.
Sincerely,
Doug Black
Chief Executive Officer and Chairman of the Board

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
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Date and Time: Wednesday, May 16, 2018, at 9:00 a.m., Eastern Time.

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Place: Atlanta Airport Marriott, 4711 Best Road, Atlanta, Georgia 30337

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Record Date: March 19, 2018

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Business To Be Conducted:

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Elect the Class II directors named in the accompanying proxy statement to serve until the 2021 Annual Meeting of Stockholders.

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Hold a non-binding advisory vote to approve executive compensation.

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Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2018.

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Transact such other business as may properly come before the 2018 Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

RECOMMENDATION OF THE BOARD
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” EACH OF THE OTHER ABOVE PROPOSALS.
Admission: To attend the meeting in person, you will need to present a form of government-issued photo identification, and beneficial stockholders will need to present proof of beneficial stock ownership (see page 7 for acceptable proof of beneficial ownership) as of the record date.
Your vote is important. Please vote as soon as possible by using the Internet or by telephone or by signing and returning the enclosed proxy card.

L. Briley Brisendine Executive Vice President, General Counsel and Secretary Roswell, Georgia March 30, 2018

2018 PROXY STATEMENT
We are providing this Proxy Statement in connection with the solicitation by the board of directors (the “Board”) of SiteOne Landscape Supply, Inc. of proxies to be voted at our 2018 Annual Meeting of Stockholders and at any reconvened or rescheduled meeting following any adjournment or postponement. The Annual Meeting will be held at the Atlanta Airport Marriott on Wednesday, May 16, 2018, at 9:00 a.m., Eastern Time.
This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 16, 2018: This Proxy Statement is first being sent to stockholders on or about March 30, 2018. This Proxy Statement and our 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

i

2017 HIGHLIGHTS
This summary highlights information regarding our financial performance, compensation program and governance. The summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.
2017 Performance Highlights
Net Sales:	Gross Profit:	Net Income:	Adjusted EBITDA(1):	Acquisitions:
$1.86 billion,	$595.5 million,	$54.6 million,	$157.2 million,	8 completed,
a 13% increase from 2016	a 15% increase from 2016	a 78% increase from 2016	a 17% increase from 2016	with approximately $130 million in annualized net sales

(1)
Adjusted EBITDA is a non-GAAP financial measure. Reconciliation to the corresponding GAAP financial measure can be found in Appendix A to this Proxy Statement.

Since our IPO, our total shareholder returns have exceeded comparable indices. The graph below presents our cumulative total shareholder returns relative to the performance of the NYSE Composite Index, Standard & Poor’s MidCap 400 Index and Dow Jones U.S. Industrial Supplier Index for the period commencing on May 12, 2016 (our initial day of trading) and ended on December 31, 2017. All values assume a $100 initial investment at the opening price of our common stock on The New York Stock Exchange (the “NYSE”) and data for the NYSE Composite Index, Standard & Poor’s MidCap 400 Index and Dow Jones U.S. Industrial Supplier Index assumes all dividends were reinvested on the date paid. The comparisons are based on historical data and are not indicative of, nor intended to forecast, the future performance of our common stock.

Comparison of Cumulative Return
SiteOne Landscape Supply, Inc.
380
350
320
290
260
230
200
170
140
110
80
5/12/2016
7/3/2016
10/2/2016
1/1/2017
4/2/2017
7/2/2017
10/1/2017
12/31/2017
SiteOne Landscape Supply, Inc.
NYSE Composite
S&P 400 Midcap
Dow Jones US Industrial Suppliers Index

2017 Compensation Program Highlights
Our executive compensation program is designed to encourage high performance and results that will create value for our stockholders and us while avoiding unnecessary risks. We structure compensation to pay for performance, with clear and measureable goals and aggressive performance targets. To create a “pay for performance” environment, compensation is weighted toward at-risk compensation. Our long-term equity incentive program, which consists of approximately 75% stock options and 25% restricted stock units (“RSUs”), is designed to serve stockholders’ best interests in our sustained long-term performance by including extended vesting schedules and significant stock ownership requirements. The value of the option grants depends on our future performance, as the options carry a strike price based on the trading price of our stock on the date of grant and, under our long-term equity incentive plan, underwater options are prohibited from being repriced without stockholder approval. We believe our named executive officers (“NEOs”) are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and alignment with stockholder interests.
For the fiscal year ended December 31, 2017 (the “2017 Fiscal Year”), base salaries for our NEOs were, in aggregate, between the 25th and 50th percentile of our peer group. The target for Adjusted EBITDA metric under our annual incentive program was $163.0 million, an increase of approximately 22% compared to the 2016 Fiscal Year results. Notwithstanding our strong financial results that delivered double-digit growth, short-term cash incentive payouts for each of our NEOs on the Adjusted EBITDA component (constituting 90% and 80% of the performance metric weighting for our CEO and other NEOs, respectively) was only 81% of target for the 2017 Fiscal Year.
Compensation Best Practices
What We Do
✓	Strong emphasis on performance-based compensation, with a significant portion of NEO’s overall compensation tied to Company performance	✓	The Compensation Committee, like all of our Board committees, is now comprised solely of independent directors
✓	Aggressive annual Adjusted EBITDA targets	✓	Subjective measures tied to Company safety and individual performance
✓	Mix of short-term and long-term incentives	✓	Independent Compensation Committee advised by independent compensation consultant
✓	Benchmark pay relative to the market and review our peer group annually	✓	Meaningful share ownership requirements for executives
✓	Double-trigger change-in-control cash severance benefits	✓	Prohibit the repricing of underwater stock options
Governance Evolution and Highlights
In 2017, our former equity sponsors, Clayton, Dubilier & Rice, LLC (“CD&R”) and Deere & Company (“Deere”), sold their remaining equity stake in our Company. As a result, during 2017 we transitioned from a “controlled company” with four non-independent, sponsor-affiliated directors to a widely-held company with our CEO serving as the only non-independent member of our Board. In addition, since our IPO, we have focused on the diversity of our Board, adding two minority and one female directors. As we continue to evolve as a public company, we are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value. Our governance “best practices” include the following:
Independent Board	• 6 of our 7 continuing directors and nominees are independent
Independent Committees	• All of our committees are comprised solely of independent directors

Director Tenure	• Average director tenure of 1.7 years
Racial/Gender Diversity	• 3 of our 7 continuing directors and nominees are diverse
Lead Director	• Our independent directors elect our independent Lead Director
• Our Lead Director has broad powers including:
• serving as liaison between independent directors and the Chairman;
• chairing executive sessions of non-management and independent directors; and
• consulting with the CEO on matters relating to management effectiveness and Board performance
Board Leadership Evaluation and Succession Planning	• The Board annually evaluates the CEO’s performance
• The Board annually conducts a rigorous review and assessment of the succession planning process for the CEO and other executive officers
Board & Committee Evaluations	• Our Board and each of our committees conduct detailed annual self-evaluations
Limits on Outside Board Service	• Outside directors are limited to service on four other public company boards
• Currently, our CEO does not serve on any other public company boards
Stock Ownership	• Our CEO is required to own shares of the Company stock having an aggregate value equal to five times his base salary
• Our executive officers are required to own shares of the Company stock having an aggregate value equal to two times their base salary
Anti-Hedging Policy

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Our insider trading policy bars our directors, executive officers and associates from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities

Clawback Policy	• We maintain a robust clawback policy for incentive compensation paid to our NEOs
Annual Cash Incentive Limits	• For 2018, the annual cash incentive opportunity with respect to the financial performance metric for executive officers will be capped at 250% of “Target”
No “Poison Pill”	• We do not have a “poison pill” plan in place
Executive Sessions	• Our Board and committees meet regularly in executive session
• In 2017, the non-management directors met in executive session at each of the Board’s four quarterly meetings

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At least once a year, the independent directors meet in an executive session, and the non-management directors meet with the CEO (without the other executive officers), with the Lead Director presiding at such sessions

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
ANNUAL MEETING OF STOCKHOLDERS
What are the proxy materials and why am I receiving them?
The accompanying proxy is delivered and solicited on behalf of the Board of SiteOne Landscape Supply, Inc., a Delaware corporation (referred to as “SiteOne,” the “Company,” “we,” “us,” or “our”), in connection with our Annual Meeting to be held at the Atlanta Airport Marriott, located at 4711 Best Road, Atlanta, Georgia 30337, on Wednesday, May 16, 2018, at 9:00 a.m., Eastern Time. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under U.S. Securities and Exchange Commission (“SEC”) rules and is designed to provide you with information relevant to the voting of your shares at the Annual Meeting. The proxy materials include this Proxy Statement and our Annual Report for the 2017 Fiscal Year.
All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com. In addition, this Proxy Statement and our Annual Report are available on our investor relations website located at http://investors.siteone.com/sec-filings. If you would like to receive a paper copy of our proxy materials, at no charge, please write to SiteOne Landscape Supply, Inc., c/o Briley Brisendine, Executive Vice President, General Counsel and Secretary, 300 Colonial Center Parkway, Roswell, Georgia 30076.
I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy?
We are sending only one copy of our Proxy Statement and Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
If your household received a single mailing this year and you would like to have additional copies of our proxy materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to in writing to SiteOne Landscape Supply, Inc., c/o Briley Brisendine, Executive Vice President, General Counsel and Secretary, 300 Colonial Center Parkway, Roswell, Georgia 30076.
You may also contact us in the same manner if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
What does it mean if I receive more than one set of printed proxy materials?
If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date, and return a proxy card or voting card for each account.
Who is entitled to vote at the Annual Meeting?
The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 19, 2018. At the close of business on that date, we had 40,123,640 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting held by two stockholders of record. We have many more beneficial stockholders who hold shares through a broker, bank or other nominee. Each outstanding share of common stock is entitled to one vote. A list of stockholders entitled to vote at the Annual Meeting will be available in electronic form at the Annual Meeting and will be accessible in electronic form for ten days prior to the Annual Meeting at our headquarters, 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.
By granting a proxy, you authorize the persons named as proxies to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders.   If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares and the proxy materials were provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals named as proxies on the proxy card in one of the manners listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders.   If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares using the methods prescribed by your broker, bank or other nominee on the voting instruction card you received with the proxy materials. Like stockholders of record, beneficial owners are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy from it, as the stockholder of record.
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
•   Proposal 1:
The election of the nominees named in the proxy statement as Class II directors for a term expiring at the 2021 Annual Meeting of Stockholders.

•   Proposal 2:
A non-binding advisory vote to approve executive compensation.

•   Proposal 3:
The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 30, 2018.

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To transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

How does the Board recommend I vote on these proposals?
•   Proposal 1:
“FOR” each of the nominees named in the proxy statement as Class II directors for a term expiring at the 2021 Annual Meeting of Stockholders.

•   Proposal 2:
“FOR” the non-binding advisory vote to approve executive compensation.

•   Proposal 3:
“FOR” the ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 30, 2018.

•   Other Proposals:
At the discretion of Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, either FOR, AGAINST or ABSTAIN with regard to any other business that may properly come before the Annual Meeting.

As of the date hereof, our Board is not aware of any other business to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, will vote the shares represented at the Annual Meeting in accordance with their judgment on those matters.
How many shares are needed to hold the Annual Meeting?
A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.

What votes are required to approve each of the proposals?
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Proposal 1 — The nominees for Class II director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors, which means that the nominees receiving the highest number of  “for” votes will be elected. In accordance with our second amended and restated by-laws (our “By-laws”), stockholders do not have the right to cumulate their votes for the election of directors.

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Proposal 2 — The non-binding advisory vote to approve executive compensation will be determined by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our Board and its Compensation Committee (the “Compensation Committee”) will consider the outcome of the vote when making future compensation decisions for our executive officers.

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Proposal 3 — The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 (the “2018 Fiscal Year”) will be determined by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. We have already appointed Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 Fiscal Year. In the event of a negative stockholder vote on the ratification, the Audit Committee of the Board (the “Audit Committee”) may reconsider its appointment of Deloitte & Touche LLP for the 2018 Fiscal Year; in any event, the Audit Committee will consider the outcome of the vote for the 2018 Fiscal Year when making appointments of our independent registered public accounting firm in future years.

With regard to Proposal 1, stockholders may vote their shares “FOR” any or all of the nominees for director or may “WITHHOLD” their vote with respect to any or all of the nominees. With regard to Proposals 2 and 3, stockholders may vote “FOR” or “AGAINST” each proposal or may “ABSTAIN” from voting with regard to each proposal.
What is a broker non-vote and what is discretionary voting authority?
If you are a street name holder of our common stock and do not provide voting instructions to your broker before the Annual Meeting, your broker may vote your shares on any matter on which your broker has discretionary authority to vote under the rules of NYSE. Brokers generally have discretionary authority to vote on “routine” matters but not on “non-routine” matters, as those terms are defined by NYSE rules. A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. Proposal 3, the ratification of the appointment of the independent registered public accounting firm, is considered a routine matter under the NYSE rules. The remaining proposals are classified as non-routine matters. Therefore, if you are a street name holder and do not provide voting instructions to your broker, your broker may only cast a vote with regard to the ratification of the appointment of the independent registered public accounting firm.
How are broker non-votes, votes withheld and abstentions counted?
Broker non-votes and shares that are withheld from voting in the election of directors or abstained from voting on other proposals will be counted as shares present for purposes of establishing a quorum. However, because brokers are not entitled to vote on “non-routine” matters, broker non-votes will not be counted in determining the total number of votes cast on the non-routine matters and therefore will have no effect on the approval of Proposals 1 and 2. There will be no broker non-votes with regard to Proposal 3. Shares that are withheld from voting in the election of directors and shares that are abstained from voting on other proposals will be counted as votes cast. Because a plurality vote is required for the election of directors (Proposal 1), withholding authority to vote with respect to one or more nominees for director will not affect the outcome of the election of directors in Proposal 1. Because the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the

Annual Meeting is required in order to approve Proposals 2 and 3, shares that are voted to “ABSTAIN” on either of those proposals will have the effect of a vote against the proposal. We encourage you to provide voting instructions to your broker or other nominee so that your shares will be voted at the Annual Meeting in accordance with your wishes.
Can I vote in person at the Annual Meeting?
For stockholders with shares registered directly in their names with AST, our transfer agent, you may vote your shares in person at the Annual Meeting. For stockholders with shares registered in the name of a broker, bank or other nominee, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote by proxy in advance. If you vote by Internet or by telephone, you do not need to return your proxy card. Voting in advance will not limit your right to vote at the Annual Meeting if you decide to attend in person.
What do I need to do to attend the Annual Meeting in person?
Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). Space for the Annual Meeting is limited, and admission will be on a first-come, first-served basis. All stockholders should be prepared to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee will need to bring proof of beneficial ownership as of March 19, 2018, the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.
How do I vote by proxy?
There are three ways to vote by proxy:
(1)
By telephone — You can vote by telephone by calling 1-800-690-6903;

(2)
By Internet — You can vote over the Internet at www.proxyvote.com; or

(3)
By mail — You can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If your shares are held in the name of a broker, bank or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If you vote by telephone or by the Internet, you do not need to send in a proxy card or voting instruction form. The deadline for telephone and Internet voting is 11:59 p.m., Eastern Time, on May 15, 2018.
The giving of a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
How will my proxy be voted?
Proxies are being solicited on behalf of our Board for use at the Annual Meeting. All valid proxies that are not revoked will be voted as specified by the stockholders. In the absence of instructions, the shares of the common stock represented by valid proxies will be voted “FOR” the election of the persons named in this Proxy Statement as nominees for director of the Company, “FOR” the proposal regarding the advisory vote approving executive compensation, and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2018 Fiscal Year.
How do I change or revoke my proxy?
Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.
Who will count and certify the votes?
Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results.
When and where will I be able to find the voting results?
You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment as soon as they become available.
What happens if the Annual Meeting is postponed or adjourned?
Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Who pays for the cost of proxy preparation and solicitation?
The accompanying proxy is solicited by our Board. We have engaged Broadridge to assist us in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for an estimated cost of  $25,000, plus expenses. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
Our stockholders will be asked to consider the following individuals, both of whom are currently serving on our Board, to serve as Class II directors for a three-year term expiring at the 2021 Annual Meeting of Stockholders or until their successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal from office:
Name	Position with SiteOne
Doug Black	Director (Chairman)
Jack L. Wyszomierski	Director
As previously announced, Paul Pressler, a partner at CD&R, our former equity sponsor and principal stockholder, will not stand for re-election at the Annual Meeting. We would like to take this opportunity to thank Mr. Pressler for his service to the Company, our Board and our stockholders. Following Mr. Pressler’s departure from the Board, there will be a vacancy on the Board, which will remain open until a suitable candidate is located and nominated, or a resolution is adopted by the Board to decrease the authorized number of directors.
The relevant experiences, qualifications, attributes and skills of each nominee that led our Board to recommend him as a nominee for director are described in the section entitled “The Board — Nominees for Director and Continuing Directors” beginning on page 11 below. The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.
All of the nominees have indicated their willingness to serve, if elected. However, if any nominee should be unable or unwilling to serve, the Board may designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors, or allow the vacancy to remain open until a suitable candidate is located and nominated.
The Company did not receive any stockholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.
Required Vote
Director nominees are elected by a plurality of the votes cast at the Annual Meeting, meaning that the nominees receiving the highest number of  “for” votes will be elected.

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

THE BOARD
Board Structure
The Board of the Company currently consists of eight directors and, following Mr. Pressler’s departure as noted above, will consist of seven directors. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors of the directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election. We currently have three directors in both of Class I and Class II (including Mr. Pressler), and two directors in Class III. The terms of the directors in Classes I, II and III expire at the annual meetings in 2020, 2018 and 2019, respectively.
The number of members of the Board is fixed by resolution adopted from time to time by the Board, but in no event may be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. A director elected to fill a vacancy or a newly created directorship shall hold office until the annual meeting at which his or her term expires and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal from office.
Director Qualifications and Selection of Nominees
Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and recommend director nominees to the Board, including candidates to fill any vacancies that may occur on the Board. When evaluating director candidates, the Nominating and Corporate Governance Committee considers, in view of the needs of the Board at the time, factors such as business and professional experience, reputation for integrity, judgment, diversity, age, skills, background and demonstrated commitment to full participation on the Board and its committees. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. Each director candidate (including candidates for re-election) is carefully evaluated to ensure that other existing and planned future commitments will not materially interfere with his or her responsibilities as a director of our Company. Our director nominee biographies below highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee and the Board in concluding that the nominee should serve as a director of the Company.
The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise relevant to our business with a reputation for integrity. The Board believes that a variety of viewpoints contribute to a more effective decision-making process. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to diversity, the Nominating and Corporate Governance Committee considers diversity in identifying director nominees, including personal characteristics such as race, gender, age and cultural background. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition.
The Nominating and Corporate Governance Committee may use a variety of sources to identify candidates, including recommendations from current directors and members of management, consultants, search firms, discussions with other persons who may know of suitable candidates, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the members of the committee and other Board members, and discussions of the committee and the full Board.

The Nominating and Corporate Governance Committee considers stockholder proposed director candidates on the same basis as recommendations from other sources. Stockholders who want to recommend a director candidate to the Nominating and Corporate Governance Committee may do so by submitting the name of the prospective candidate in writing to the following address: 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Executive Vice President, General Counsel and Secretary. Submissions should describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable director nominee. Our By-laws set forth the requirements for direct nomination by a stockholder of persons for election to the Board. These requirements are described under “General — Stockholder Proposals and Nominations for Director at the 2019 Annual Meeting” on page 48.
Nominees for Director and Continuing Directors
Set forth below is information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and the reasons the Nominating and Corporate Governance Committee and the Board believe that each individual is a valuable member of the Board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The age of each individual below is as of March 30, 2018.
Class II — Nominees Whose Term Expires in 2021
Name	Age	Principal Occupation and Other Information
Doug Black	53	Doug Black has served as SiteOne’s Chief Executive Officer since April 2014, and as the Chairman of our Board since June 2017. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and Chief Executive Officer of Oldcastle Architectural Products and Chief Operating Officer and Chief Executive Officer of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP all-American fullback and NCAA Scholar Athlete. Mr. Black’s intimate knowledge of our day-to-day operations as Chief Executive Officer, his prior role as a management consultant and his extensive experience working in our industry qualify him to serve on our Board.

Name	Age	Principal Occupation and Other Information
Jack L. Wyszomierski	62	Jack L. Wyszomierski has served as one of our directors since April 2016. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski currently serves on the board of directors of Athersys, Inc., Exelixis, Inc. and Xoma, Ltd. He previously served on the board of directors of Unigene Laboratories, Inc. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski’s extensive executive, financial reporting and accounting experience, and his service as a director and audit committee member of other public companies, qualify him to serve on our Board.
Class I — Continuing Directors Whose Term Expires in 2020
Name	Age	Principal Occupation and Other Information
William (Bill) W. Douglas, III	57	William (Bill) W. Douglas, III serves as our Lead Director and has been one of our directors since April 2016. Mr. Douglas retired as Executive Vice President of Coca-Cola Enterprises, Inc. (“CCE”), one of the largest independent bottlers for The Coca-Cola Company that operates across seven countries in Europe, in June 2016. He served as Executive Vice President, Supply Chain at CCE until April 2015. Prior to that, he was Executive Vice President & Chief Financial Officer of CCE from May 2008 to October 2013, Senior Vice President and Chief Financial Officer of CCE from May 2005 to May 2008, and Vice President, Controller and Principal Accounting Officer from July 2004 until May 2005. Prior to joining CCE, Mr. Douglas served as Chief Financial Officer of Coca-Cola HBC, one of the largest bottlers of non-alcoholic beverages in Europe. He currently serves on the boards of Coca-Cola Hellenic and The North Highland Company. Mr. Douglas received a degree in Accounting from the J.M. Tull School of Accounting at the University of Georgia. Mr. Douglas’ extensive executive, financial reporting, mergers and acquisitions, and supply chain experience qualify him to serve on our Board.

Name	Age	Principal Occupation and Other Information
Michael J. Grebe	60	Michael J. Grebe was appointed by our Board of Directors in March 2017. Mr. Grebe was Chairman of the Board and Chief Executive Officer of Interline Brands, a leading wholesale distributor and direct marketer of maintenance, repair and operations products, serving as CEO from 2002 to 2016 and Chairman of the Board from 2007 to 2015. Interline Brands was acquired by The Home Depot in August 2015. Prior to joining Interline, Mr. Grebe served in leadership roles with Airgas, Inc., where he was a Group Vice President, and with IPCO Safety, Inc., where he was President. He currently serves as an Advisory Director to Berkshire Partners, a Boston-based private equity firm. Mr. Grebe is also a director of SRS Distribution, Inc., Access Information Management, Inc. and Sterling Talent Solutions. He earned a bachelor’s degree in business administration from the University of Michigan and served as a U.S. Naval Officer. Mr. Grebe’s extensive executive and capital markets experience as a chief executive officer of a public company, as well as his operational expertise with wholesale and distribution businesses, qualify him to serve on our Board of Directors.
Jeri L. Isbell	60	Jeri L. Isbell has served as one of our directors since October 2016. Ms. Isbell was Vice President of Human Resources and Corporate Communications for Lexmark International, Inc., a manufacturer of imaging and output technology and provider of enterprise services, a position she held from 2003 until her retirement in December 2016. Prior to that, Ms. Isbell held a number of leadership positions at Lexmark, including Vice President, Compensation and Employee Programs and Vice President, Finance and U.S. Controller. Prior to joining Lexmark in 1991, Ms. Isbell held various positions at IBM. Ms. Isbell currently serves on the board of directors of Atkore International Group Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant. Ms. Isbell’s human resources and communications leadership positions provide our Board with insight into key issues and market practices in these areas for public companies.
Class III — Continuing Directors Whose Term Expires in 2019
Name	Age	Principal Occupation and Other Information
Fred M. Diaz	52	Fred M. Diaz has served as one of our directors since August 2017. Effective April 1, 2018, he was named President and Chief Executive Officer of Mitsubishi Motors North America, Inc. Prior to this, Mr. Diaz wass the General Manager in Charge-Performance Optimization for the Global Marketing & Sales Division of Mitsubishi Motors Corporation. Mr. Diaz previously served in management roles at Nissan, most recently as Division Vice President and General Manager, North America, Trucks and Commercial Vehicles, of Nissan North America, Inc. Prior to that, Mr. Diaz served as Senior Vice President, Sales, Marketing and Operations, of Nissan USA. Before joining Nissan in 2013, Mr. Diaz spent 24 years at Chrysler Corporation, where he held a number of management roles, including President and Chief Executive Officer of Chrysler’s Ram Truck brand and President and Chief Executive Officer, Chrysler de Mexico and Latin America. Mr. Diaz is a graduate of Texas Lutheran University and holds an M.B.A. from Central Michigan University. Mr. Diaz’s sales, operational, marketing and management experience qualify him to serve on our Board.

Name	Age	Principal Occupation and Other Information
W. Roy Dunbar	56	W. Roy Dunbar has served as one of our directors since March 2017. He was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves on the boards of Humana and Johnson Controls International, PLC and previously served on the boards of Lexmark International and iGate. Mr. Dunbar was named to NACD Directorship 100 in 2015. He is a graduate of Manchester University in the United Kingdom and holds an M.B.A. from Manchester Business School. Mr. Dunbar’s strong leadership skills, service as a director and compensation committee member of other public companies and deep experience across a number of functional disciplines, including the application of information technology across different business sectors, qualify him to serve on our Board.

CORPORATE GOVERNANCE
Our Board is committed to strong corporate governance. Strong corporate governance promotes the long-term interests of stockholders, strengthens board and management accountability and helps build public trust in our Company. The Board has adopted policies and processes that foster effective board oversight of critical matters such as strategy, risk management, financial and other controls, compliance and management succession planning. The Board reviews our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. Through our website, at www.siteone.com, our stockholders have access to key corporate governance documents such as our Corporate Governance Guidelines, Business Code of Conduct and Ethics, Financial Code of Ethics, Board of Directors Communication Policy and charters of each committee of the Board.
The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of our Board operations.
Director Independence
Our Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Diaz, Douglas, Dunbar, Grebe and Wyszomierski and Ms. Isbell are “independent” as defined under NYSE listing standards. This means that none of those independent directors and nominees has any direct or indirect material relationship with the Company and its management, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Leadership Structure
Our Board is led by our Chief Executive Officer and Chairman, Mr. Black. As stated in our Corporate Governance Guidelines, our Board has the flexibility to decide when the positions of Chairman and CEO should be combined or separated and whether an executive or independent director should be Chairman. This approach is designed to allow the Board to choose the most appropriate leadership structure for the Company to serve the interests of the Company and our stockholders at the relevant time. At this point in time, the Board believes that the Company and its stockholders are best served by having Mr. Black serve as both Chairman and CEO. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes Mr. Black is the director best qualified to act as Chairman and to lead Board discussions regarding the performance of the Company. The structure also reinforces accountability for the Company’s performance at the highest levels.
Our Corporate Governance Guidelines also provide that, when the position of Chairman is not held by an independent director, a lead director (“Lead Director”) will be appointed by the Board. Effective as of June 23, 2017, the independent members of the Board appointed William W. Douglas, III to serve as our Lead Director. As Lead Director, Mr. Douglas, among other things, serves as a liaison between independent directors and the Chairman, chairs executive sessions of non-management and independent directors and consults with the CEO on matters relating to management effectiveness and Board performance.
The Board believes that together, our Lead Director and Mr. Black provide the appropriate leadership and Board oversight of our Company and facilitate effective functioning of both the Board and the management team.
Meetings of the Board and Attendance at the Annual Meeting
Our Board held four meetings during the 2017 Fiscal Year. Each of our current directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member held during the 2017 Fiscal Year. Directors are encouraged to attend our annual meetings, and all of our directors attended our 2017 Annual Meeting of Stockholders.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are held at each of the Board’s quarterly meetings. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors, and the non-management directors meet with the Chief Executive Officer without the other executive officers being present, with the Lead Director presiding at such sessions. The committees of the Board, as described more fully below, also meet regularly in executive session.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at http://investors.siteone.com/corporate-governance. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, conflicts of interest, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board any changes to the guidelines.
Code of Conduct and Financial Code of Ethics
We have a Financial Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions, and other designated officers and associates, including the primary financial officer of each of our business units and the Treasurer. We also have a Business Code of Conduct and Ethics (“BCCE”) that applies to all of our directors, officers and associates. The Financial Code of Ethics and the BCCE each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the BCCE are available without charge on the investor relations portion of our website at http://investors.siteone.com/corporate-governance.
Board Committees
Our Board maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent.
The following table shows the current members of each committee, as well as the number of meetings held during the 2017 Fiscal Year. At this time, the Board does not expect any changes to the composition of the committees for the 2018 Fiscal Year.
Director	Audit(1)	Compensation(2)	Nominating and Corporate Governance(3)
William (Bill) W. Douglas, III	✓*		✓
W. Roy Dunbar		✓
Michael J. Grebe	✓	✓
Jeri L. Isbell		✓*	✓
Jack L. Wyszomierski	✓		✓*
Number of Meetings	8	5	4

✓= Current Committee Member; * = Chair
Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for assisting the Board in overseeing the quality and integrity of our financial statements, our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on our website at http://investors.siteone.com/corporate-governance.
The members of our Audit Committee are Messrs. Douglas (Chair), Grebe and Wyszomierski.
Our Board has determined that Messrs. Douglas, Grebe and Wyszomierski are “independent” as defined under NYSE and Securities Exchange Act of 1934, as amended (“Exchange Act”) rules and regulations. Our Board has designated each member of the Audit Committee as an “audit committee financial expert,” and each of them has been determined to be “financially literate” under the NYSE rules.
The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. At present, Messrs. Douglas and Grebe do not sit on more than two other audit committees of public companies. Mr. Wyszomierski currently serves on three other audit committees of public companies. However, both the Board and the Nominating and Corporate Governance Committee reviewed Mr. Wyszomierski’s service on other boards and determined that such simultaneous service will not impair his ability to serve on the Company’s Audit Committee and that the Audit Committee will benefit from Mr. Wyzomierski’s service on other audit committees and experience as a chief financial officer.
Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee is available without charge on our website at http://investors.siteone.com/corporate-governance.
The members of our Compensation Committee are Messrs. Dunbar and Grebe, and Ms. Isbell (Chair). Our Board has determined that Messrs. Dunbar and Grebe, and Ms. Isbell (Chair) are independent directors
The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2017, the committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to advise it on executive compensation program design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the NEOs and non-employee directors. Pearl Meyer is a global professional services company. The Compensation Committee performed an assessment of Pearl Meyer’s independence to determine whether the consultant is independent, taking into account Pearl Meyer’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Compensation Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to our Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board evaluations. The charter of our Nominating and Corporate Governance Committee is available without charge on our website at http://investors.siteone.com/corporate-governance.
The members of our Nominating and Corporate Governance Committee are Messrs. Douglas and Wyszomierski (Chair), and Ms. Isbell. Our Board has determined that Messrs. Douglas and Wyszomierski (Chair), and Ms. Isbell are independent directors.

Communications with the Board
Any stockholder or interested party who wishes to communicate with our Board as a whole, any of its committees, the independent directors, or any individual member of the Board or any committee of the Board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary or boardofdirectors@siteone.com.
The Board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the chair of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.
Whistleblower Procedure
The Audit Committee has established a whistleblower procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.
Risk Oversight
Our Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, as well as oversight of compliance related to legal and regulatory exposure. The Audit Committee meets regularly with our General Counsel. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and the Compensation Committee provide reports to the full Board regarding these and other matters.
Compensation Risk Assessment
In March 2018, the Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.
Stock Ownership and Retention Guidelines
The Company has established stock ownership and retention guidelines for our CEO and other executive officers in order to further align the long term interests of our executive officers with those of our stockholders. Also, the deferred stock units granted to our non-employee directors under the Omnibus Incentive Plan pursuant to our non-employee director compensation policy are granted on a fully vested basis but will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on our Board or a change in control. For more information about our stock ownership and retention guidelines, see the discussion in the Compensation Discussion and Analysis under the heading “Stock Ownership and Retention Guidelines” on page 29.
Anti-Hedging Policy
Our directors, executive officers and all other associates are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under our compensation plans) or other derivatives.
Board and Committee Evaluations
Our Board conducts a detailed annual self-evaluation process. The charters of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee require an annual performance evaluation. Each committee compares its performance with the requirements of its charter and sets forth the goals and objectives of the committee for the upcoming year.
Conflicts of Interest
Our BCCE and our Corporate Governance Guidelines govern our conflicts of interest policy. The BCCE requires employees to avoid conflicts of interest, defined as situations where the person’s private interests or professional interests interfere in any way — or even appear to interfere — with the interests of the Company. The BCCE requires all conflicts of interest between the Company and its employees to be disclosed to an immediate supervisor or the General Counsel. The Corporate Governance Guidelines require directors to promptly inform the Chairman of the Board or the Chair of the Audit Committee if an actual or potential conflict of interest arises. Directors shall recuse themselves from any discussion or decision involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.
Related Person Transactions
See “General Information — Certain Relationships and Related Party Transactions” on page 46 for a discussion of our policies and procedures for related person transactions.
Director Change in Circumstances
In the event of a significant change in circumstances involving a director’s employment status, professional position, or substantial commitments to a business or governmental organization, the director must offer to tender his or her resignation from the Board for consideration by the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee will evaluate the change in circumstances and will recommend to the Board whether the director should continue to serve as a member of the Board or whether the Board should accept the resignation.
Succession Planning and Management Development
Succession planning and talent development are important at all levels within our organization. The Board oversees management’s succession plan for key positions at the senior officer level. Succession planning and management development are discussed at least annually by the Board, and the Chief Executive Officer reports annually to the Board on succession planning.
Overboarding
Our Corporate Governance Guidelines state that no director may serve on more than four other public company boards. No director may serve as a member of the Audit Committee if such director serves on more than two other public company audit committees, unless the Board determines that such simultaneous service would not impair the director’s ability to serve effectively on the Company’s Audit Committee.

Mandatory Retirement Age
Our Corporate Governance Guidelines also require directors to retire from the Board when they reach the age of 72, although a director elected to the Board prior to his or her 72nd birthday may continue to serve until the next annual meeting. While directors generally will not be nominated for election or reelection to the Board after their 72nd birthday, the full Board may nominate candidates over 72 for election or reelection in special circumstances.
EXECUTIVE OFFICERS
The following table sets forth information about our executive officers as of March 30, 2018.
Name	Age	Present Positions	First Became an Officer
Doug Black	53	Chief Executive Officer, Director	2014
John Guthrie	52	Executive Vice President, Chief Financial Officer and Assistant Secretary	2001
Pascal Convers	53	Executive Vice President, Strategy, Development and Investor Relations	2014
Ross Anker	54	Executive Vice President, Category Management, Marketing and IT	2014
Briley Brisendine	47	Executive Vice President, General Counsel and Secretary	2015
Joseph Ketter	49	Senior Vice President, Human Resources	2015
Doug Black has served as SiteOne’s Chief Executive Officer since April 2014. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and Chief Executive Officer of Oldcastle Architectural Products and Chief Operating Officer and Chief Executive Officer of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP all-American fullback and NCAA Scholar Athlete.
John Guthrie serves as SiteOne’s Executive Vice President, Chief Financial Officer and Assistant Secretary. Mr. Guthrie joined SiteOne as head of finance shortly after it was formed in 2001 and has been instrumental in helping SiteOne build its market leading position. In addition to his financial leadership role, Mr. Guthrie has also been responsible for Human Resources, Procurement, IT and Region Management. Mr. Guthrie joined SiteOne from Deere & Company where he held various positions in finance. Mr. Guthrie has also held positions in engineering and manufacturing at Commonwealth Edison and Turtle Wax. Mr. Guthrie earned a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the University of Chicago.
Pascal Convers joined SiteOne in July 2014 and serves as our Executive Vice President of Strategy, Development and Investor Relations. Prior to joining SiteOne, Mr. Convers held a number of senior leadership positions over the course of 10 years at CRH plc, a leading construction materials companies. From 2009 to 2014, he served as Senior Vice President of Strategy and Development for Oldcastle Materials, a division of CRH. He has also served as CRH’s Managing Director for concrete operations in France. Prior to CRH, Mr. Convers spent 13 years at Eastman Chemical Company, where he held senior leadership roles in Europe, North America and Asia Pacific. Mr. Convers holds a B.S. in Chemical Engineering from the National School of Chemistry in Rennes, France, an M.S. in Materials and Processing from Ecole Des Mines de Paris, and an M.B.A from Duke University.

Ross Anker joined SiteOne as Executive Vice President of Category Management and Marketing in October of 2014. His responsibilities expanded to include IT in May of 2015. Prior to joining SiteOne, Mr. Anker was Vice President of Category Management at HD Supply supporting the construction division, White Cap. From 1996 to 2006, he held the position of Senior Vice President of Product Management, Marketing, IT and 6 Sigma at MSC Industrial Supply. This role also included responsibility for the strategic team and two subsidiaries, Enco and SPI. In 1993, Mr. Anker founded a computer consultancy firm and supported customers such as RR Donnelly & Sons and MSC Industrial Supply. Prior to this, Mr. Anker held senior positions within a number of consultancy firms in the United Kingdom. Mr. Anker holds a B.S. in Computer Science from North Staffordshire University in England.
Briley Brisendine joined SiteOne as Executive Vice President, General Counsel and Secretary in September 2015. Prior to joining SiteOne, Mr. Brisendine spent 12 years at The Home Depot, Inc., where he held a number of senior leadership positions in the legal department. For a portion of his time at The Home Depot, he helped grow the HD Supply division through a number of acquisitions and served as the division’s primary counsel. Most recently, he served as Vice President and Deputy General Counsel of The Home Depot, with responsibility for all legal issues related to securities and corporate governance, corporate finance, store operations, privacy, tax, real estate, international, M&A and general corporate matters. Mr. Brisendine also managed The Home Depot’s Risk Management department. Prior to joining The Home Depot, he spent seven years as an attorney at a national law firm where he focused on securities, corporate governance and M&A matters. Mr. Brisendine holds a B.A. in Finance from Wofford College and a Juris Doctorate from the Walter F. George School of Law at Mercer University.
Joseph Ketter joined SiteOne as Senior Vice President of Human Resources in July 2015. Prior to joining SiteOne, Mr. Ketter served as the Executive Vice President of Human Resources for Graham Packaging, where he led global human resources. Previously, Mr. Ketter held a number of senior human resources leadership positions over the course of 19 years at Newell Rubbermaid, a leading manufacturer and marketer of consumer and commercial products. In his last role with Newell Rubbermaid (Senior Vice President of Human Resources — Development) he reported to the Chief Development Officer and provided strategic human resources support to multiple divisions. Mr. Ketter holds a B.A. in Human Resource Management and Management from Ohio University and graduated from Cooper Industries’ Employee Relations Training Program.

COMPENSATION
PROPOSAL 2:   ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We provide our stockholders with the annual opportunity to cast an advisory vote to approve the compensation of our NEOs. This non-binding advisory vote, commonly known as a “say on pay” vote, gives our stockholders the opportunity to express their views on our NEOs’ compensation on an annual basis. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. At last year’s annual meeting of stockholders, over 99% of the votes cast were in support of the compensation of our NEOs.
Our Board and Compensation Committee are dedicated to ensuring that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value.
We believe that our compensation program is effective in achieving our goals, has contributed to the Company’s success and is strongly aligned with the long-term interests of our stockholders and that the total compensation packages provided to our NEOs are reasonable. For these reasons, the Board is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders.”
As you consider this Proposal 2, we urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 23 for additional details on our executive compensation, including the more detailed information regarding our compensation philosophy and objectives.
As an advisory vote, Proposal 2 is not binding on our Board or our Compensation Committee, will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any specific action. Although the vote is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.
Required Vote
Approval of the compensation of our NEOs as presented in this Proxy Statement requires the affirmative vote of a majority of the shares present, either in person or by proxy, at the Annual Meeting.

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as presented in this Proxy Statement.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section we provide information regarding our philosophies, plans and practices with respect to executive compensation. This section also provides information regarding the material elements of compensation that were paid to or earned by our NEOs for the 2017 Fiscal Year. Our NEOs for the 2017 Fiscal Year were:
•
Doug Black, Chief Executive Officer

•
John Guthrie, Executive Vice President, Chief Financial Officer and Assistant Secretary

•
Pascal Convers, Executive Vice President, Strategy, Development and Investor Relations

•
Briley Brisendine, Executive Vice President, General Counsel and Secretary

•
Ross Anker, Executive Vice President, Category Management, Marketing and IT

Compensation Philosophy and Objectives
Our executive compensation program is designed to encourage high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. In particular, our executive compensation program has the following key objectives:
•
To pay for performance.

•
To reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.

•
To create a performance culture and maintain morale, which we believe drives exceptional customer service and safety performance.

•
To enable us to attract, motivate and retain top executive talent.

At last year’s annual meeting of stockholders our executive compensation program received very strong stockholder support, with over 99% of votes cast in favor of the compensation of our NEOs. In addition, our stockholders voiced their preference for our say-on-pay vote to be held annually. We value the opinions of our stockholders, and the Compensation Committee takes seriously the feedback it receives. Accordingly, the Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions.
Determination of Executive Compensation
Compensation Committee
Our Compensation Committee is responsible for reviewing and approving the compensation and benefits of our executives (including our NEOs), directors and certain consultants, approving equity incentive compensation and other incentive arrangements, and approving employment and related agreements. In performing these duties, the Compensation Committee is supported by its independent consultant and certain members of executive management, as described below.
Independent Consultant
Our Compensation Committee engaged Pearl Meyer as its independent consultant. Pearl Meyer reports to and is directed by the Compensation Committee, and provides no other services to the Company. The Compensation Committee considered the independence of Pearl Meyer in light of applicable SEC rules and NYSE listing standards and concluded that Pearl Meyer was appropriately independent and free from potential conflicts of interest.

To assist in evaluating our compensation program, in November 2016, the Compensation Committee worked with Pearl Meyer to establish the industry peer group listed below, which consists of companies of similar size and complexity, as well as companies with whom we compete for executive talent. Pearl Meyer then conducted a competitive market assessment of the base salary, target total cash compensation (base salary plus target short-term incentive opportunity), and target total direct compensation (base salary plus target short-term incentive opportunity plus target long-term incentive opportunity) for certain senior leadership positions, including each of our NEOs, compared to similarly-situated executives at the peer group companies. Our executive compensation program aims to provide for total compensation for our executives at approximately the 50th percentile of our peer group.
Watsco Inc.	GMS Inc.
Beacon Roofing Supply, Inc.	Central Garden & Pet Company
Headwaters Incorporated	TopBuild Corp.
MSC Industrial Direct Co., Inc.	Summit Materials, Inc.
The Scotts Miracle-Gro Company	Advanced Drainage Systems, Inc.
Pool Corporation	DXP Enterprises, Inc.
Applied Industrial Technologies, Inc.	Installed Building Products, Inc.
Executive Management
Certain members of executive management are involved in the executive compensation determination process. For example, our Senior Vice President, Human Resources provides requested information and perspectives on the compensation program, and our General Counsel provides legal and regulatory advice and perspectives. In addition, our Chief Executive Officer makes specific recommendations for compensation levels and program designs for executives (other than himself) and our Chief Financial Officer may provide input on financial goals. Our Chief Executive Officer, Senior Vice President, Human Resources, and General Counsel generally attend Compensation Committee meetings, but are excused when their compensation is being discussed.
Elements of Our Executive Compensation Program
To create a “pay for performance” environment, compensation is weighted toward at-risk compensation, consisting of salary, short-term cash incentive compensation, long-term equity incentive compensation and certain other benefits. Our relatively low base salaries, which are only at about the 25th percentile of our peer group, tie a large portion of our NEOs’ total compensation to Company performance and long-term stock growth. In addition, our short-term cash incentive program, which is also only at about the 25th percentile of our peer group, includes aggressive Adjusted EBITDA targets and challenging individual performance goals. Our long-term equity inventive program provides for extended vesting schedules and prohibits repricing of underwater options. And finally, while we provide other benefits as discussed below, we provide virtually no perquisites to our executives.
Set forth below is a chart outlining each element of our compensation program for our executive officers and the objectives of each component, and the key measures used in determining each component.
Pay Component	Objective of Pay Component
Base Salary	• To attract and retain a high-performing leadership team
Short-Term Annual Cash Incentives	• To reward achievement of short-term business objectives and results, such as Adjusted EBITDA, safety and individual performance goals
Long-Term Equity Awards	• To align executive and stockholder interests, create “ownership culture” and provide retention incentives

Pay Component	Objective of Pay Component
Other Benefits	• To provide a safety net of protection in the case of illness, disability, death or retirement, through health, disability and life insurance, 401(k) retirement plan and other employee benefits
Base Salary
Base salaries are set to attract and retain high-performing executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the Company, the availability of potential replacement executives and anticipated economic conditions. Each year, the Compensation Committee considers merit and market-based salary increases, using data from the peer group, for our executives generally, including our NEOs. Based on these factors, in January 2017, the Compensation Committee approved salary increases for each of our NEOs, in the range of 2.8% to 7.1%, with the exception of Mr. Convers, who received a 12.5% increase as a result of assuming additional responsibilities of leading the Company’s investor relations function following our IPO. The base salaries paid to each of our NEOs in our 2017 Fiscal Year are shown in the “Summary Compensation Table” on page 31.
Short-Term Annual Cash Incentives
Our annual cash incentives are designed to focus our NEOs on achieving superior performance against business objectives and results for the Company as a whole and, in addition, reward them for the achievement of specific individual performance and/or other goals which the Compensation Committee and Chief Executive Officer (in the case of NEOs other than himself) subjectively determine based on its assessment of the executive’s performance during the year. By conditioning a significant portion of our NEOs’ potential total cash compensation on the Company’s achievement of clearly defined metrics, we reinforce our focus on creating a strong pay-for-performance culture.
All of our NEOs were eligible in the 2017 Fiscal Year to receive cash incentive bonuses based on the achievement of a pre-established annual financial performance metric approved by the Compensation Committee. For the 2017 Fiscal Year, each NEO had a target incentive opportunity expressed as a percentage of his salary for the year. The threshold, target, stretch and actual percentages of target for our NEOs for the 2017 Fiscal Year were as follows:
	Threshold(1)	Target(1)	Stretch(1)	Actual Percentage of Target(2)
Doug Black	62.5%	125%	187.5%	81%
John Guthrie	30%	60%	90%	84%
Pascal Convers	30%	60%	90%	84%
Briley Brisendine	30%	60%	90%	89%
Ross Anker	30%	60%	90%	85%

(1)
Expressed as a percentage of base salary. While we identify “Stretch” as an opportunity that can allow annual bonuses to exceed the “Target” amounts, it is not a maximum, as the annual incentive opportunity with respect to the financial performance metric was not capped for the 2017 Fiscal Year. In 2018, the annual incentive opportunity with respect to the financial performance metric for executive officers will be capped at 250% of  “Target.”

(2)
Expressed as a percentage of the target bonus opportunity.

The Compensation Committee selected Adjusted EBITDA as the financial performance metric for our NEOs’ annual incentive opportunity, measured against the Adjusted EBITDA goals established by the Compensation Committee in the beginning of the year. The Compensation Committee also evaluated each NEO’s achievement of company safety and individual performance goals. The Compensation Committee subjectively assessed Mr. Black’s achievement with respect to the company safety performance measure and, with respect to the other NEOs, Mr. Black evaluated the performance of each NEO based on his individual performance measures and made a recommendation to the Compensation Committee. The Company safety objective is achieved through reduced incident rates, improvement in safety of operating company vehicles and facilities and improved safety behaviors of company associates. The following table shows the weighting of the 2017 Fiscal Year performance metrics for each NEO, expressed as a percentage of his 2017 Fiscal Year total bonus opportunity.
	Adjusted EBITDA(1)	Company Safety and Individual Performance(2)
Doug Black	90%	10%(3)
John Guthrie	80%	20%
Pascal Convers	80%	20%
Briley Brisendine	80%	20%
Ross Anker	80%	20%

(1)
The Adjusted EBITDA component of the annual incentive opportunity was uncapped for the 2017 Fiscal Year. See note 1 in the table below.

(2)
The Company safety and individual performance component of the annual incentive opportunity is capped at 150% of target bonus opportunity for those components.

(3)
Company safety only.

The following table shows the threshold, target, stretch and actual performance levels for the Adjusted EBITDA component of the 2017 Fiscal Year bonus opportunities for our NEOs.
Adjusted EBITDA(1)	Level of Achievement(1)(2)(3)	Adjusted EBITDA Multiple
Threshold	$146.0 million	50%
Target	$163.0 million	100%
Stretch	$184.0 million	150%
Actual	$156.7 million	81%

(1)
Adjusted EBITDA was calculated using EBITDA for the Company for the fiscal year, as further adjusted for items such as stock-based compensation expense, related party advisory fees, loss (gain) on sale of assets, other noncash items, other nonrecurring (income) and loss. See Appendix A to this Proxy Statement for a reconciliation of Adjusted EBITDA to Net income (loss), the corresponding GAAP financial measure.

(2)
In order to mitigate the impact of acquisitions not reflected in the above performance metric, in July 2017, the Compensation Committee increased the threshold, target and stretch goals by $5.0 million, $6.0 million and $7.0 million, respectively, to take into account anticipated Adjusted EBITDA contributions from acquisitions completed during the first half of the 2017 Fiscal Year. Acquisitions completed during the second half of the 2017 Fiscal Year were excluded from the calculation of Adjusted EBITDA for purposes of determining annual bonuses.

(3)
The Adjusted EBITDA weighted performance multiplier is determined by linear interpolation of the percentage achievement between the threshold, target and stretch levels and for achievement beyond stretch level.

To determine the level of achievement of the NEOs’ individual performance criteria, the Compensation Committee subjectively assessed Mr. Black’s achievement with respect to the Company safety performance measure. With respect to the other NEOs, Mr. Black evaluated the performance of each

NEO based on their individual performance measures and made a recommendation to the Compensation Committee. These individual criteria were related to specific individual categories of performance measures, as described below.
Company Safety and Individual Performance Categories
Mr. Black	• Company safety improvement
Mr. Guthrie	• Company safety improvement; finance team development and strategic planning; financial reporting
Mr. Convers	• Company safety improvement; acquisition growth, integration and performance; investor relations leadership
Mr. Brisendine	• Company safety improvement; governance and risk management enhancements; field operations support; customer service initiative progress
Mr. Anker	• Company safety improvement; customer value initiatives; IT team development and strategic planning; execution of marketing strategies
Achievement of the Adjusted EBITDA and the individual performance measures, taken together, resulted in bonus payments for the 2017 Fiscal Year of  $683,438 to Mr. Black, $161,139 to Mr. Guthrie, $181,281 to Mr. Convers, $197,417 to Mr. Brisendine and $189,092 to Mr. Anker. The 2017 annual bonus plan award paid to each of our NEOs is shown in the “Summary Compensation Table” on page 31 under the “Non-Equity Incentive Plan Compensation” column.
Long-Term Equity Incentives
In connection with our initial public offering in 2016, we adopted the SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan (the “Omnibus Incentive Plan”), which serves as the primary vehicle for providing equity incentives to our associates and directors. In the 2017 Fiscal Year, our Compensation Committee began making annual equity grants to our executives as part of our compensation program. In addition, the Compensation Committee may, from time to time, provide an equity award to one or more of our NEOs to retain and reward key talent or to reflect increased responsibilities. The Compensation Committee may also review and approve equity awards for promotions. For more information regarding the equity awards granted to our NEOs under the Omnibus Incentive Plan during the 2017 Fiscal Year, see the “Grants of Plan-Based Awards for 2017 Fiscal Year” table on page 32 and the discussion under “Options and RSUs Granted During 2016 and 2017 under the Omnibus Incentive Plan” on page 33 below.
Prior to our initial public offering and the adoption of the Omnibus Incentive Plan, our NEOs participated in the Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan (f/k/a CD&R Landscapes Parent, Inc. Stock Incentive Plan) (the “Stock Incentive Plan”). Each of our NEOs received options under the Stock Incentive Plan in connection with the commencement of their employment. For more information regarding these options, see the “Outstanding Equity Awards Table at 2017 Fiscal Year End” on page 34 and the discussion under “Options Granted During 2015 under the Stock Incentive Plan” on page 33 below.
Employment Arrangements and Severance Agreements
Under certain circumstances, we recognize that special arrangements with respect to an executive’s employment may be necessary or desirable. In connection with their commencement of employment, we entered into an employment agreement with Mr. Black setting forth the terms of his employment as our CEO and letter agreements with the other NEOs setting forth the terms of their employment with the Company. The agreements for each NEO provide for employment on an “at will” basis. Mr. Black’s employment agreement includes severance benefits, salary, bonus, benefits and the specific terms described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Material Terms of Employment Arrangements” on page 32 and under “Potential Payments Upon Termination or Change in Control” on page 34. The letter agreements with the other NEOs include salary, bonus, benefits and the specific terms described below under “— Narrative Disclosure to Summary

Compensation Table and Grants of Plan-Based Awards Table — Material Terms of Employment Arrangements” on page 32. In addition, we have entered into severance agreements with Messrs. Brisendine, Anker, Guthrie and Convers, which set forth certain severance benefits to be received by the executive upon a qualifying termination of employment. The severance arrangements with our NEOs operate with a “double trigger” in the event of a change of control, meaning severance payments do not occur unless the executive’s employment is involuntarily terminated (other than for cause or good reason) within 12 months following a change-in-control. For a further discussion of these benefits, see below under “Potential Payments Upon Termination or Change in Control — Separation Benefit Agreements with Messrs. Guthrie, Convers, Brisendine and Anker” on page 35.
Other Benefits
The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include, but are not limited to, medical, dental, health, life, accident, hospitalization and disability insurance, and a tax-qualified 401(k) plan. Several of our NEOs and their spouses attend an annual customer event. We also cover certain of Mr. Convers’ commuting, lodging and other travel expenses.
Tax and Accounting Considerations
While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Compensation Committee and management have taken into account the accounting and tax impact, including Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, of various program designs to balance the potential cost to us with the value to the executive. Section 162(m), as most recently amended in December 2017 in connection with tax reform legislation, limits the deductibility of compensation paid to “covered employees” in excess of  $1,000,000 in any taxable year. While the Compensation Committee considers the impacts of Section 162(m) when determining executive compensation, it may authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.
CEO Pay Ratio
For the 2017 Fiscal Year: (i) the total compensation of our median employee (excluding Mr. Black, our CEO) was $47,558; and (ii) the annual total compensation of Mr. Black, our CEO, was $2,960,465. Based on this information, the ratio of the annual total compensation of our CEO to the median employee is 62.2 to 1.
Methodology
To identify the median employee based on the annual total compensation of all our employees, as well as to determine the annual total compensation of such median employee, we used our total employee population as of October 31, 2017, which consisted of a total of 3,448 individuals, 3,399 of whom were located in the United States and 49 of whom were located in Canada.
Compensation Measure
We use a variety of pay elements to structure the compensation arrangements of our employees, including an annual cash bonus plan for a portion of our full-time employees, commissioned-based incentive compensation for employees in our various sales organizations, and hourly compensation for those employees who are not eligible to receive incentive compensation.

Consequently, for purposes of identifying the median compensated employee, we used the annualized pay rate for both our hourly and salary associates active as of October 31, 2017. We included all permanent employees, including new employees who were hired in fiscal 2017 but did not work for the company for the entire fiscal year. For our Canadian employees, we converted their local CAD to USD using our annual exchange rate of 1.2573. We did not make any cost-of-living adjustments in identifying the median employee.
Using this methodology, we determined that our median employee was a full-time, salaried employee located in the United States, with total annual compensation for the 12-month period ended December 31, 2017 in the amount of  $47,558.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table on page 31.
Stock Ownership and Retention Guidelines
The Company has established stock ownership and retention guidelines in order to further align the long-term interests of our executive officers with those of our stockholders. Our stock ownership guidelines require our CEO and each executive officer who reports directly to the CEO (each, a “Covered Executive”) to own shares of the Company’s common stock having an aggregate value equal to a multiple of his or her annual base salary, as follows:
Position	Multiple
Chief Executive Officer	5x Annual Base Salary
Covered Executives	2x Annual Base Salary
Shares that count for purposes of ownership under the share ownership guidelines include (i) shares held directly by the individual and (ii) the in-the-money value of vested stock options.
Generally, the CEO and each Covered Executive will have five years from the date he or she becomes subject to these guidelines to achieve compliance. The CEO and each Covered Executive are required to hold 100% of shares acquired as a result of settlement of compensatory awards (net of any shares withheld for taxes) until ownership guidelines have been met. Also, the deferred stock units granted to our non-employee directors under the Omnibus Incentive Plan pursuant to our non-employee director compensation policy are granted on a fully vested basis but will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on our Board or a change in control.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Annual Report into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
By the Company’s Compensation Committee:
Jeri L. Isbell (Chair)
W. Roy Dunbar
Michael J. Grebe

Additional Executive Compensation Information
Summary Compensation Table
The following table sets forth the compensation of our NEOs for the 2017 Fiscal Year and the two immediately preceding fiscal years.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Doug Black Chairman and Chief Executive Officer	2017	741,346	—	1,147,647	374,984	683,438	13,050	2,960,465
	2016	695,308	—	—	—	875,000	1,272,828	2,843,136
	2015	678,625	—	—	—	1,077,895	18,114	1,774,634
John Guthrie Executive Vice President and Chief Financial Officer	2017	316,680	—	244,830	79,977	161,139	11,168	813,795
	2016	300,000	—	—	—	148,000	294,345	742,345
	2015	269,230	—	—	—	167,000	8,077	444,307
Pascal Convers Executive Vice President, Strategy & Development	2017	353,077	—	244,830	79,977	181,281	34,028	893,194
	2016	318,308	—	—	—	172,000	334,691	824,999
	2015	313,212	—	—	—	206,000	51,462	570,674
Briley Brisendine Executive Vice President, General Counsel & Secretary	2017	368,269	—	244,830	79,977	197,417	11,257	901,751
	2016	358,462	—	302,835	—	194,000	10,600	865,897
	2015	106,346	150,000	412,650	—	—	2,450	671,446
Ross Anker(5) Executive Vice President, Category Management, Marketing and IT	2017	366,538	—	244,830	79,977	189,092	11,257	891,695
	2016	350,000	—	—	—	224,000	11,347	585,347

(1)
Represents the actual sum of regular pay, paid-time off, holiday and back pay for the 2017, 2016 and 2015 fiscal years, as applicable. 2015 salary paid to Mr. Brisendine was prorated for the period of his employment with the Company in the fiscal year ended January 3, 2016 (the “2015 Fiscal Year”).

(2)
The amount reported reflects the aggregate grant date fair value of the option awards and stock awards granted in the respective year, computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 6, “Employee Benefit and Stock Incentive Plans,” to the financial statements included in our Annual Report on Form 10-K for the 2017 Fiscal Year filed with the SEC on February 28, 2018 for a discussion of the relevant assumptions used in calculating these amounts.

(3)
Includes annual incentive payments earned with respect to the 2017, 2016 and 2015 fiscal years. For more detail, see above under “—Determination of Executive Officer Compensation — Short Term Annual Cash Incentives” on page 25.

(4)
For the 2017 Fiscal Year, reflects: (i) a Company 401(k) match of  $10,600 made to each NEO; (ii) $1,562 for Mr. Black and $2,790 for Mr. Convers, in each case for his family members’ attendance at an annual customer event attended by customers and their spouses or significant others; (iii) $19,998 of commuting expenses for Mr. Convers; and (iv) life and accidental death insurance premiums paid by the Company on behalf of each NEO. The incremental cost to the Company of Messrs. Black’s, Convers’ and Anker’s spouse attendance at the customer event was calculated based on the actual cost incurred for each spouse. The incremental cost to the Company of Mr. Convers’ commuting expenses was calculated based on the actual cost of Mr. Convers’ airfare, lodging and transportation. For the 2016 Fiscal Year, includes $1,261,088 for Mr. Black, $283,745 for Mr. Guthrie and $283,745 for Mr. Convers received as the cash payment related to a one-time cash dividend paid to holders of our common stock and cumulative convertible participating redeemable preferred stock in April 2016.

(5)
Mr. Anker was not a NEO in 2015.

Grants of Plan-Based Awards for 2017 Fiscal Year
The following table provides information concerning plan-based awards granted to the NEOs in the 2017 Fiscal Year.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	All Other Stock Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)
Doug Black		469,000	938,000	—
	2/17/17				87,141		38.73	1,147,647
	2/17/17					9,682		374,984
John Guthrie		96,000	192,000	—
	2/17/17				18,590		38.73	244,830
	2/17/17					2,065		79,977
Pascal Convers		108,000	216,000	—
	2/17/17					18,590	38.73	244,830
	2/17/17					2,065		79,977
Briley Brisendine		111,000	222,000	—
	2/17/17				18,590		38.73	244,830
	2/17/17					2,065		79,977
Ross Anker		111,000	222,000	—
	2/17/17				18,590		38.73	244,830
	2/17/17					2,065		79,977

(1)
For a discussion of the payout opportunities under our short-term cash incentive plan for the 2017 Fiscal Year, see above under “— Determination of Executive Officer Compensation — Short-Term Annual Cash Incentives” on page 25. Actual amounts paid to each of our NEOs is shown in the “Summary Compensation Table” on page 31 under the “Non-Equity Incentive Plan Compensation” column.

(2)
The annual incentive opportunity with respect to the Adjusted EBITDA component of each NEO’s annual bonus was not capped for the 2017 Fiscal Year.

(3)
Reflects stock options granted under the Omnibus Incentive Plan, which vest in four equal installments on each of the first through fourth anniversaries from the grant date.

(4)
Includes the time-based RSUs granted to each of our NEOs under the Omnibus Incentive Plan, which vest annually in four equal installments beginning on February 17, 2018, subject to the NEOs continued employment.

(5)
Reflects the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures. See Note 6, “Employee Benefit and Stock Incentive Plans,” to the financial statements in our annual report on Form 10-K for the 2017 Fiscal Year filed with the SEC on February 28, 2018 for a discussion of the relevant assumptions used in calculating these amounts.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Material Terms of Employment Arrangements
On April 21, 2014, the Company entered into an employment agreement with Mr. Black. Mr. Black’s employment agreement provides for his employment at-will, and he may be terminated at any time by either party. Under his agreement, Mr. Black is entitled to a base salary to be determined annually by the

Company’s Compensation Committee and is eligible for payment of an annual cash bonus, with a target amount equal to 125% of his base salary. Mr. Black’s employment agreement also specifies the payments and benefits to which he is entitled upon a termination of employment for specified reasons, which are discussed further below.
In connection with their offers of employment, the Company entered into letter agreements with each of Messrs. Convers, Brisendine and Anker. Under these letter agreements, each of Messrs. Convers, Brisendine and Anker is entitled to a base salary to be determined annually by the Company’s Compensation Committee and is eligible for payment of an annual cash bonus. The target annual cash bonus for Messrs. Convers, Brisendine and Anker is equal to 60% of his base salary (a 10% increase for Messrs. Convers and Brisendine compared to prior years), subject, in each case, to meeting performance goals set annually. The target cash bonus for Messers. Convers and Brisendine was increased from 50% to 60% of base salary for the 2017 Fiscal Year in order to align their compensation closer to the 50th percentile of our peer group. In addition, each of Messrs. Brisendine, Guthrie, Convers and Anker has a severance agreement, which specifies the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons, which are discussed further below.
Options Granted During 2015 under the Stock Incentive Plan
The Stock Incentive Plan and an employee stock option agreement govern each grant of stock options to our NEOs during the 2015 Fiscal Year and provide, among other things, the vesting provisions of the options and the option term. Options granted under the Stock Incentive Plan generally vest in five equal annual installments, subject to the recipient’s continued employment, and have a term of ten years. In the event an executive’s employment is terminated due to death or disability, the remaining options will immediately vest. In the case of a termination for “cause” (as defined in the Stock Incentive Plan), all of an executive’s options, whether vested or unvested, will be canceled effective upon the executive’s termination of employment. Following a termination of an executive’s employment other than for “cause,” vested options granted under the Stock Incentive Plan are canceled unless the executive exercises the options within 90 days (or 180 days if the termination was due to death, disability or retirement after age 65) or, if sooner, prior to the options’ normal expiration date. For more detail on the Stock Incentive Plan, see “— Determination of Executive Officer Compensation — Long-Term Equity Incentives” on page 27.
Options and RSUs Granted During 2016 and 2017 under the Omnibus Incentive Plan
In the 2017 Fiscal Year, we began awarding RSUs as a vehicle to preserve award value in the event that options are underwater at the time of vesting. While we believe RSU grants are an effective retention incentive tool, we maintain a 75% to 25% mix of options to RSUs in order to preserve our “pay for performance” environment and encourage continued growth.
The Omnibus Incentive Plan and an award agreement govern the grant of stock options to Mr. Brisendine during the 2016 Fiscal Year and the grant of stock options and RSUs to each of our NEOs during the 2017 Fiscal Year and provide, among other things, the vesting provisions and other terms. Options and RSUs granted during the 2016 Fiscal Year and the 2017 Fiscal Year under the Omnibus Incentive Plan generally vest in four equal annual installments, subject to the recipient’s continued employment, and have a term of ten years. In the event an executive’s employment is terminated other than for “cause” (as defined in the Omnibus Incentive Plan), a pro-rated amount of options, or in the case of retirement (subject to certain age and service conditions discussed below), the full amount of options and RSUs, as applicable, that would have vested at the next anniversary of the grant date (if any) would vest. Following a termination of an executive’s employment other than for “cause,” vested options granted in 2016 and 2017 under the Omnibus Incentive Plan are canceled unless the executive exercises the options (i) within 90 days, (ii) within one year if the termination was due to death or disability, (iii) within two years in case of retirement or, if sooner, (iv) prior to the options’ normal expiration date. In the case of a termination for “cause” (as defined in the Omnibus Incentive Plan), all of an executive’s options, whether vested or unvested, will be canceled effective upon the executive’s termination of employment.
During the 2016 Fiscal Year, the form of option agreement for future grants was amended (the “Amended Option Agreement”) to provide for immediate vesting of unvested options if the executive’s employment is terminated due to death or disability. The Amended Option Agreement also provides that in the event of the executive’s retirement after attaining the age of 60 with ten years of service with the Company, subject to continued compliance with a non-competition agreement, the executive’s options continue to vest for one additional year following retirement. The RSUs granted during the 2017 Fiscal Year contain similar vesting provisions as the Amended Option Agreement in the case of death, disability and retirement. The Amended Option Agreement provides that options that were vested at the time of the executive’s retirement would be canceled unless the executive exercises the options within two years following retirement. Options granted under the Amended Option Agreement that become vested during the one-year period following the executive’s retirement are canceled unless the executive exercises the options within two years following such options becoming vested. In all other material respects, the terms of options granted under the Amended Option Agreement are the same as the terms of options granted in the 2016 Fiscal Year under the Omnibus Incentive Plan, discussed above. No options were granted to NEOs under the Amended Option Agreement during 2016, but the Company granted options under the Amended Option Agreement in February of 2017.
Outstanding Equity Awards at 2017 Fiscal Year End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date	Number of RSUs that have not Vested (#)(5)	Market Value of RSUs that have not Vested ($)(6)
Doug Black	02/17/17	—	87,141(1)	38.73	02/17/27	9,682	$742,609
	05/19/14	743,558(2)	185,890(2)	5.50	05/19/24	—	—
John Guthrie	02/17/17	—	18,590(1)	38.73	02/17/27	2,065	$158,386
	09/30/14	83,650(2)	20,912(2)	5.50	09/30/24	—	—
	05/19/14	63,650(2)	20,912(2)	5.50	05/19/24	—	—
Pascal Convers	02/17/17	—	18,590(1)	38.73	02/17/27	2,065	$158,386
	09/30/14	157,550(2)	41,825(2)	5.50	09/30/24	—	—
Briley Brisendine	02/17/17	—	18,590(1)	38.73	02/17/27	2,065	$158,386
	05/12/16	8,750(1)	26,250(1)	26.67	05/12/26	—	—
	09/08/15	34,854(3)	52,281(3)	12.84	09/08/25	—	—
Ross Anker	02/17/17	—	18,590(1)	38.73	02/17/27	2,065	$158,386
	01/09/15	20,913(3)	125,475(3)	7.07	01/06/25	—	—

(1)
The options granted under the Omnibus Incentive Plan vest in four equal installments on each of the first through fourth anniversaries of the date of grant.

(2)
The options granted under the Stock Incentive Plan vest in five equal installments on each of the first through fifth anniversaries from December 23, 2013.

(3)
The options granted under the Stock Incentive Plan vest in five equal installments on each of the first through fifth anniversaries of the date of grant.

(4)
Option exercise prices for options granted prior to April 29, 2016 reflect equitable adjustments by our Board in connection with the declaration and payment of the one-time cash dividend in April 2016.

(5)
The RSUs will vest and settle into shares of common stock in four equal annual installments on each of the first through fourth anniversaries of the date of grant, subject to the NEO’s continued employment.

(6)
Based on the closing price of the Company’s common stock ($76.70) on December 29, 2017.

Potential Payments Upon Termination or Change in Control
Employment Agreement with Mr. Black
Mr. Black’s employment agreement specifies the payments and benefits to which he is entitled upon a termination of employment for specified reasons. Pursuant to his employment agreement, if Mr. Black’s employment is terminated without “cause,” or if he terminates his employment for “good reason,” he is entitled to receive (a) all salary, bonus and benefits earned but unpaid as of the date of termination, (b) severance pay consisting of 18 months of his base salary, (c) his bonus for the year in which his employment terminates based on actual results, (d) an additional amount equal to the bonus for the year in which his employment terminates based on actual results, prorated for the portion of the performance year that Mr. Black had remained employed and (e) continued medical, dental and vision insurance coverage for 18 months at active employee rates (on an after tax-basis). Severance will be paid in monthly installments, except that if Mr. Black is terminated within 12 months after a change in control then his severance will be paid in a lump sum. If Mr. Black is terminated for “cause,” or he voluntarily terminates his employment, or if Mr. Black’s employment is terminated due to death, he is only entitled to receive salary, bonus and benefits earned but unpaid as of the date of termination. If Mr. Black’s employment is terminated due to disability, he is entitled to receive (a) salary, bonus and benefits earned but unpaid as of the date of termination and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments payable are conditioned upon to Mr. Black’s execution and non-revocation of a release.
Mr. Black’s severance arrangement operates with a “double trigger” in the event of a change of control, meaning severance payments do not occur unless the his employment is involuntarily terminated (other than for cause or good reason) within 12 months following a change-in-control.
“Cause” is defined in the employment agreement as (i) conviction of, or plea of nolo contendere to, a crime constituting a felony in the U.S. or a specified type of misdemeanor, (ii) willful or grossly negligent failure to perform material duties, (iii) willful material violation of company policy, (iv) material breach of a binding agreement to which he is a party and (v) willful conduct that materially and demonstrably harms the Company or any of its subsidiaries. Notice and cure provisions apply.
“Good Reason” is defined in the employment agreement as (i) a material reduction in base salary, (ii) a material reduction in annual incentive compensation opportunity, (iii) a material reduction in his authority, (iv) a transfer of the executive’s primary workplace to a location more than 50 miles from the Company’s headquarters (v) the failure to elect (or re-elect upon term expiration) him to our Board, the removal of Mr. Black from our Board or (vi) material breach by the Company or any of its subsidiaries of an agreement to which Mr. Black is the counterparty. Notice and cure provisions apply.
Separation Benefits Agreements with Messrs. Guthrie, Convers, Brisendine and Anker
The Company is party to a separation benefits agreement with each of Messrs. Guthrie, Convers, Brisendine and Anker that provide for certain severance benefits in the event of each executive’s termination of employment. Pursuant to the agreements, if the executive’s employment is terminated without “cause,” or if he terminates his employment for “good reason,” he is entitled to receive (a) all salary, bonus and benefits earned but unpaid as of the date of termination, (b) severance pay consisting of 18 months of his base salary, paid in monthly installments (except that if Mr. Brisendine is terminated within 12 months after a change in control then his severance will be paid in a lump sum), (c) an amount equal to his bonus for the year in which his employment terminates based on actual results, prorated for the portion of the performance year that the executive had remained employed, paid at the same time that the Company pays its executive annual bonuses for such fiscal year, and (d) continued medical, dental and vision insurance coverage for 18 months at active employee rates (on an after tax-basis). If the executive’s employment is terminated for “cause,” or the executive voluntarily terminates his employment without “good reason,” or if the executive’s employment is terminated due to death, he is only entitled to receive salary, bonus and benefits earned but unpaid as of the date of termination. If the executive’s employment is terminated due to disability, he is entitled to receive (a) salary, bonus and benefits earned but unpaid as of the date of termination and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments payable are conditioned upon the executive’s execution and non-revocation of a release.
The severance arrangements for each of Messrs. Guthrie, Convers, Brisendine and Anker operate with a “double trigger” in the event of a change of control, meaning severance payments do not occur unless the his employment is involuntarily terminated (other than for cause or good reason) within 12 months following a change-in-control.

“Cause” is defined in the separation benefit agreement as (i) conviction of, or plea of nolo contendere to, a crime constituting a felony in the U.S. or a specified type of misdemeanor, (ii) willful or grossly negligent failure to perform material duties, (iii) willful material violation of company policy, (iv) material breach of a binding agreement to which he is a party and (v) willful conduct that materially and demonstrably harms the Company or any of its subsidiaries. Notice and cure provisions apply.
“Good Reason” is defined in the separation benefit agreement as (i) a reduction in base salary, (ii) a reduction in annual incentive compensation opportunity that is not offset with other increases in compensation, (iii) a material reduction in his authority, (iv) a material reduction in his aggregate welfare benefits, (v) a transfer of the executive’s primary workplace to a location more than 30 miles from the Company’s headquarters or (vi) material breach by the Company or any of its subsidiaries of an agreement to which the executive is the counterparty. Notice and cure provisions apply.
Accelerated Vesting of Options and RSUs on Certain Terminations of Employment or a Change in Control
Stock Incentive Plan. If a NEO’s employment is terminated as a result of the NEO’s death or disability, then the unvested options held by the NEO at the time of his or her death or disability will accelerate and become vested. Upon a termination for cause, all of the NEO’s options, whether vested or unvested, are forfeited. Upon a termination for any other reason, all unvested options will be forfeited.
If we undergo a “change in control,” as defined below, stock options granted under the Stock Incentive Plan will generally accelerate and be cancelled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless the Compensation Committee elects to provide for alternative awards in lieu of cancellation and payment.
Under the Stock Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:
•
the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities, other than any such acquisition by us, any of our subsidiaries, any employee benefit plan of ours or any of our subsidiaries, or any affiliates of any of the foregoing;

•
the merger, consolidation or other similar transaction involving us, as a result of which persons who were our stockholders immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

•
within any 12-month period, the persons who were our directors at the beginning of such period (called “incumbent directors”) cease to constitute at least a majority of our Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes; or

•
the sale, transfer or other disposition of all or substantially all of our assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of ours.

Omnibus Incentive Plan.   For the options and RSUs granted in 2017 under the Omnibus Incentive Plan, if a NEO’s employment is terminated as a result of the NEO’s death or disability, then all unvested options and RSUs held by the NEO at the time of his or her death or disability will accelerate and become vested. If a NEO resigns or retires at or after the age of 60, and has been an employee of the Company for at least 10 years, subject to certain non-competition requirements, then unvested options and RSUs will continue to vest on the prescheduled vesting dates in the one-year period following the effective date of such resignation or retirement. In the event of resignation for NEOs that do not meet the aforementioned age and employment requirements for retirement, or upon a termination without cause, unvested options and RSUs will vest in an amount equal to the number of options and RSUs, as applicable, that would have vested on the next scheduled vesting date, had he remained employed through such vesting date, multiplied by a fraction, (x) the numerator of which is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) and (y) the denominator is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through such next vesting date.
For the options granted in 2016 under the Omnibus Incentive Plan, in the event of the NEO’s termination of employment by reason of death, disability or retirement, or upon a termination without cause, unvested options will vest in an amount equal to the number of options that would have vested on the next scheduled vesting date, had he remained employed through such vesting date, multiplied by a fraction, (x) the numerator of which is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) and (y) the denominator is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through such next vesting date.
If we undergo a “change in control,” as defined below, no vesting or cancellation of awards granted under the Omnibus Incentive Plan will occur if awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant’s involuntary termination of employment without “cause” or voluntary termination with “good reason,” in each case occurring within one year following the date of the change in control. If the Compensation Committee determines that substitute awards will not be provided in the change in control, all outstanding awards would fully vest and be cancelled for the same per share payment made to the stockholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The Compensation Committee has the ability to prescribe different treatment of awards in the award agreements.
Under the Omnibus Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:
•
any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities, other than any such acquisition by us, any of our subsidiaries, any employee benefit plan of ours or any of our subsidiaries, or any affiliates of any of the foregoing;

•
within any 12-month period, the persons who were our directors at the beginning of such period (called “incumbent directors”) cease to constitute at least a majority of our Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes; or

•
the sale, transfer or other disposition of all or substantially all of our assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of ours.

Our initial public offering did not constitute a change in control for purposes of the equity plans.
Summary of Potential Payments Upon Termination of Employment or Upon the Occurrence of a Change in Control
The following table shows the estimated value of benefits to Messrs. Black, Guthrie, Convers, Brisendine and Anker if their employment had been terminated under the various circumstances described below as of December 31, 2017, or upon the occurrence of a change in control. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried associates), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried associates), and the value of equity awards that were vested by their terms as of December 31, 2017. For a description of the definition of  “cause” and the timing of the payments see “Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Black” on page 34 and “Potential Payments Upon Termination or Change in Control — Separation Benefits Agreements with Messrs. Guthrie, Convers, Brisendine and Anker” on page 35.

	Without Cause/ For Good Reason (No CIC) ($)	Without Cause/ For Good Reason (In connection with CIC) ($)	Death/Disability ($)	Retirement ($)	CIC (No Termination) ($)
Doug Black(1)
Severance Pay (base salary and bonus components)(1)	1,125,000	1,125,000	—	—	—
Employer-Paid COBRA(2)	30,836	30,836	30,836	—	—
Value of Equity Award Acceleration(3)	879,616	17,286,721	17,286,721	879,616	17,286,721
Total	2,035,452	18,442,558	17,317,558	879,616	17,286,721
John Guthrie(1)
Severance Pay (base salary and bonus components)(1)	480,000	480,000	—	—	—
Employer-Paid COBRA(2)	30,836	30,836	30,836	—	—
Value of Equity Award Acceleration(3)	187,609	3,842,117	3,842,117	187,609	3,842,117
Total	698,445	4,352,953	3,872,953	187,609	3,842,117
Pascal Convers(1)
Severance Pay (base salary and bonus components)(1)	540,000	540,000	—	—	—
Employer-Paid COBRA(2)	16,363	16,363	16,363	—	—
Value of Equity Award Acceleration(3)	187,609	3,842,188	3,842,188	187,609	3,842,188
Total	743,971	4,398,550	3,858,550	187,609	3,842,188
Briley Brisendine(1)
Severance Pay (base salary and bonus components)(1)	555,000	555,000	—	—	—
Employer-Paid COBRA(2)	30,836	30,836	30,836	—	—
Value of Equity Award Acceleration(3)	467,057	5,516,200	4,482,361	467,057	5,516,200
Total	1,052,893	6,102,036	4,513,197	467,057	5,516,200
Ross Anker(1)
Severance Pay (base salary and bonus components)(1)	555,000	555,000	—	—	—
Employer-Paid COBRA(2)	29,398	29,398	29,398	—	—
Value of Equity Award Acceleration(3)	187,609	9,601,072	9,601,072	187,609	9,601,072
Total	772,007	10,185,470	9,630,470	187,609	9,601,072

(1)
Pro rata bonus is not included in this table because, assuming a termination of employment on December 31, 2017, the performance period with respect to the 2017 Fiscal Year was complete and the NEO would have been employed for the full performance period.

(2)
Represents Company-paid COBRA for medical, dental and vision coverage based on COBRA 2017 rates.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Stock options and RSUs are valued based upon the closing price of our common stock on the NYSE on December 29, 2017, the last trading day in our 2017 Fiscal Year ($76.70).

Director Compensation
In connection with our initial public offering, our Board adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. Under this policy, all non-employee directors are entitled to cash compensation as set forth below, payable in arrears on a quarterly basis:
Annual Retainer
Board:
All non-employee members	$50,000
Lead Director	$35,000
Audit Committee:
Chair	$25,000
Non-Chair members	$12,500
Compensation Committee:
Chair	$20,000
Non-Chair members	$10,000
Nominating and Corporate Governance Committee:
Chair	$15,000
Non-Chair members	$7,500
Each non-employee director has the right to elect to receive all or a portion of his or her annual cash retainer in the form of fully-vested deferred stock units using the fair market value of a share of the Company’s common stock on the payment date subject to deferral requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Under the policy, on the date of each annual meeting of our stockholders, each continuing non-employee director is eligible to receive a prospective equity award for the coming year of service with a grant date fair value of  $80,000 in the form of fully vested deferred stock units (“DSUs”). The DSUs are granted to our non-employee directors under the Omnibus Incentive Plan on a fully vested basis but will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on our Board or a change in control.
We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.
Director Compensation for 2017 Fiscal Year
The following table summarizes the compensation paid to our non-employee directors for the 2017 Fiscal Year.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
Fred Diaz	0(2)	78,450	78,450
William W. Douglas III	96,351	80,000	176,351
W. Roy Dunbar	49,833	80,000	129,833
Kenneth A. Giuriceo(1)	0(2)	108,125	108,125
Michael J. Grebe	52,418	80,000	132,418
John Lagemann(1)	9,903	—	9,903
Jeri L. Isbell	72,720	80,000	152,720
Paul S. Pressler	0(2)	143,221	143,221
Wes Robinson(1)	25,760	80,000	105,760
David H. Wasserman(1)	0(2)	131,724	131,724
Jack L. Wyszomierski	74,958	80,000	154,958

(1)
Messrs. Giuriceo, Lagemann, Robinson and Wasserman each resigned from the Board during the 2017 Fiscal Year.

(2)
Each of Messrs. Diaz, Giuriceo, Pressler and Wasserman elected to receive 100% of his cash compensation in the form of DSUs and, accordingly, received 268, 563, 1,140 and 942 DSUs, respectively, as payment in lieu of his cash compensation. Each of Messrs. Giuriceo, Pressler and Wasserman assigned all of his DSUs to CD&R.

(3)
Reflects the grant date fair value of 1,620 DSUs granted to each director (other than Messrs. Diaz and Lagemann) on May 16, 2017 and 1,183 DSUs granted to Mr. Diaz on August 17, 2017 in connection with his appointment to the Board. The grant date fair value of the DSUs is computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions, determined by dividing the grant value by the closing price of our common stock on the grant date. Each of Messrs. Giuriceo, Pressler and Wasserman assigned all of his DSUs to CD&R. Each of Messrs. Robinson and Lagemann assigned all of his DSUs to Deere or one of its affiliates.

Compensation Committee Interlocks and Insider Participation
Messrs. Dunbar and Grebe, Ms. Isbell and former directors Mr. Pressler and Mr. Wasserman all served as members of the Compensation Committee during the 2017 Fiscal Year. Messrs. Pressler and Wasserman are principals of CD&R. No member of the Compensation Committee is or at any time has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves or has served on the compensation committee or the board of directors of another entity which had an executive officer serving on our Compensation Committee.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table contains information, as of December 31, 2017, regarding the amount of common shares to be issued upon the exercise of outstanding options and settlement of RSUs and DSUs granted under the Omnibus Incentive Plan and the Stock Incentive Plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	3,241,703	12.07	1,334,749
Equity compensation plans not approved by stockholders	—	—	—
Total	3,241,703	12.07	1,334,749

(1)
Includes 1,813,669 stock options, 19,065 RSUs and 24,600 DSUs granted to officers and directors pursuant to the Omnibus Incentive Plan and the Stock Incentive Plan.

AUDIT MATTERS
PROPOSAL 3:   RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP audited our consolidated financial statements for the fiscal year ended December 31, 2017. As discussed below, our Audit Committee, which has sole and direct responsibility for the appointment, compensation, oversight, evaluation, retention and termination of any independent registered public accounting firm engaged by the Company, considers Deloitte & Touche to be well qualified and has appointed Deloitte & Touche as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 30, 2018.
This proposal asks you to ratify the Audit Committee’s appointment of Deloitte & Touche as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the Board believes it is a sound corporate governance practice to do so.
As in prior years, the Audit Committee, along with senior management and the Company’s internal auditor, reviewed Deloitte & Touche’s 2017 performance as part of its consideration of whether to re-appoint Deloitte & Touche as our independent registered public accounting firm. As part of this review, the Audit Committee considered, among other things:
•
the length of time that Deloitte & Touche has served as our independent registered accounting firm;

•
the breadth and complexity of our business and its national footprint and the resulting demands placed on the auditing firm;

•
external data and management’s perception relating to the depth and breadth of Deloitte & Touche’s auditing qualification and experience;

•
the quantity and quality of Deloitte & Touche’s staff and national reach;

•
the communication and interaction with our Deloitte & Touche team over the course of the prior year; and

•
the potential impact of changing our independent registered public accounting firm.

The Audit Committee recognized the ability of Deloitte & Touche to provide both the necessary expertise to audit our business and the matching national footprint to audit the Company nationwide, as well as other factors, including the policies that Deloitte & Touche follows with respect to the rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation.
Based on the results of its review, the Audit Committee concluded that Deloitte & Touche is independent and objective and that it is in the best interests of the Company and its stockholders to appoint Deloitte & Touche to serve as the Company’s independent registered accounting firm for 2018. Consequently, the Audit Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2018, and the Board is recommending that the Company’s stockholders ratify this appointment.
If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche but may, nonetheless, retain Deloitte & Touche as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Company and its stockholders.
A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions by stockholders.
The sections below provide information relevant to the Audit Committee’s selection of Deloitte & Touche.

Required Vote
Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present, either in person or by proxy, at the Annual Meeting.

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.

AUDIT COMMITTEE MATTERS
Fees Paid to Deloitte & Touche
The following table presents, for the 2017 Fiscal Year and 2016 Fiscal Year, fees billed to the Company by Deloitte & Touche for the audit of our annual financial statements, audit-related services, tax services and all other services. All services provided by Deloitte & Touche were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval policy discussed below.
	2017	2016
Audit fees(1)	$1,468,800	$1,338,397
Audit-related fees(2)	213,000	1,029,474
Tax fees(3)	—	—
All other fees(4)	2,695	2,600
Total Fees	$1,684,495	$2,370,471

(1)
Audit fees are fees we paid Deloitte & Touche for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the financial statements included in our Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings.

(2)
Audit-related fees for the 2017 Fiscal Year consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and were not reported under “Audit Fees.” These services include employee benefit plan audits and other assurance services. Audit-related fees for the 2016 Fiscal Year were in conjunction with the initial and secondary public offerings.

(3)
Tax fees are fees for tax compliance, tax advice and tax planning.

(4)
All other fees are fees for any products and services provided by Deloitte & Touche not included in the first three categories.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and non-audit services to be performed for the Company by its independent registered public accounting firm and the related fees. Audit Committee pre-approval is required in order to help assure that the services provided by the independent registered public accounting firm do not impair the registered public accounting firm’s independence from the Company.
In compliance with rules of the SEC and the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent registered public accounting firm. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case by case basis unless such services fall within a detailed list of pre-approved audit, audit-related and tax services and related fee limitations set forth in the pre-approval policy. The Audit Committee may also grant pre-approval to those permissible non-audit services classified as all other services that it believes are routine or recurring services and would not impair the independence of the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit, audit-related and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent registered public accounting firm.
All of the services performed by Deloitte & Touche during 2017 and 2016 were approved in advance by the Audit Committee pursuant to the pre-approval policy.
REPORT OF THE AUDIT COMMITTEE
Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, maintaining a system of internal control and having appropriate accounting and financial reporting principles and policies. The Company’s independent registered public accounting firm, Deloitte & Touche, is responsible for planning and carrying out an audit of the Company’s consolidated financial statements and an audit of the Company’s internal control over financial reporting in accordance with the rules of the PCAOB and for expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.
As part of the oversight process, the Audit Committee met throughout the year with Deloitte & Touche, senior management of the Company and the Company’s internal auditor, both together and separately in closed sessions. In the course of fulfilling its oversight responsibilities, the Audit Committee did, among other things, the following in the 2017 Fiscal Year:
•
reviewed and discussed with management and Deloitte & Touche the Company’s consolidated financial statements for the 2017 Fiscal Year;

•
discussed with Deloitte & Touche the matters required by Statement of Auditing Standards No. 1301: “Communications With Audit Committees;”

•
received the written disclosures and letter from Deloitte & Touche required by the applicable requirements of the PCAOB regarding Deloitte & Touche’s communication with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence; and

•
based on the foregoing review and discussions with management and Deloitte & Touche, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

This report has been submitted by the current members of the Audit Committee:
Audit Committee
William (Bill) W. Douglas, III (Chair)
Michael J. Grebe
Jack L. Wyszomierski

GENERAL INFORMATION
STOCK OWNERSHIP
The following table sets forth information as of March 19, 2018 with respect to the ownership of our common stock by:
•
each person known to own beneficially more than five percent of our common stock;

•
each of our directors;

•
each of our NEOs; and

•
all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on approximately 40,123,640 shares of our common stock outstanding as of March 19, 2018.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076.
Name of Beneficial Owner	Shares Beneficially Owned	Percent
Baillie Gifford & Co(1)	3,993,011	10.0%
The Vanguard Group(2)	3,231,135	8.1%
FMR LLC(3)	2,333,075	5.8%
BlackRock Inc.(4)	2,241,837	5.6%
T. Rowe Price Associates, Inc.(5)	2,154,532	5.4%
Paul S. Pressler	—	—
W. Roy Dunbar(6)	2,032	*
Fred M. Diaz(6)	1,451	*
William W. Douglas, III(6)	9,481	*
Michael J. Grebe(6)	2,596	*
Jeri L. Isbell(6)	2,989	*
Jack L. Wyszomierski(6)	9,481	*
Doug Black(7)(8)	1,144,571	2.9%
John Guthrie(7)	180,134	*
Pascal Convers(7)	230,173	*
Briley Brisendine(7)	87,510	*
Ross Anker(7)	57,316	*
All current directors and executive officers as a group (13 persons)(7)	1,756,393	4.4%

*
Less than one percent.

(1)
As of December 31, 2017, based on the information provided in a Schedule 13G/A filed with the SEC on January 31, 2018 by Baillie Gifford & Co. Baillie Gifford & Co reported sole dispositive power with regard to the shares of common stock listed, but possesses sole voting power only with regard to 3,538,422 shares. The address for Baillie Gifford & Co. is Residen Calton Square, 1 Greenside Row Edinburgh EH1 3AN, Scotland, UK.

(2)
As of December 31, 2017, based on information provided in Schedule 13G filed with the SEC on February 7, 2018 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with regard to 67,797 shares, shared voting power with respected to 5,362 shares, sole dispositive power with respect to 3,160,975 shares and shared dispositive power with respect to 70,160 shares. Based on the Schedule 13G, (i) the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 64,798 shares as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 8,361 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
As of December 29, 2017, based on the information provided in a Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC and Abigail P. Johnson. FMR LLC reported sole dispositive power with regard to the shares of common stock listed, but possesses sole voting power only with regard to 978,257 shares. Ms. Johnson is a director, the chairman and the chief executive officer of FMR LLC. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, which we refer to as the “Fidelity Funds,” advised by Fidelity Management & Research Company, which we refer to as “FMR Co,” a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)
As of December 31, 2017, based on information provided in a Schedule 13G filed with the SEC on February 1, 2018 by BlackRock, Inc. (“BlackRock”) in which BlackRock reported that it has sole voting power with respect to 2,168,093 shares of our common stock and sole power to dispose of, or direct the disposition of, 2,241,837 shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)
As of December 31, 2017, based on information provided in Schedule 13G filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price reported sole voting power with regard to 321,069 shares and sole dispositive power with respect to 2,154,532 shares. The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.

(6)
Includes DSUs granted to the directors for Board service that were immediately vested upon grant: Mr. Dunbar, 2,032 DSUs, Mr. Diaz, 1,451 DSUs, Mr. Douglas, 4,481 DSUs, Mr. Grebe, 1,878 DSUs, Ms. Isbell, 2,989 DSUs, Mr. Wyszomierski, 4,481 DSUs.

(7)
Includes shares which the current executive officers have the right to acquire prior to May 18, 2018 through the exercise of stock options: Mr. Black, 753,343 shares; Mr. Guthrie, 141,949 shares; Mr. Convers, 132,948 shares; Mr. Brisendine, 57,002; and Mr. Anker, 28,997. All current executive officers as a group have the right to acquire 1,137,499 shares prior to May 18, 2018 through the exercise of stock options.

(8)
Includes 35,000 shares that were pledged as collateral to secure a margin loan account to Bank of America, N.A.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish copies of such reports to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the 2017 Fiscal Year, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that, due to administrative oversight, the Form 4s for Messrs. Wyszomierski, Grebe, Dunbar and Douglas and Ms. Isbell reflecting the DSUs granted to directors pursuant to the Omnibus Incentive Plan in May 2017 were not timely filed. Once the omissions were discovered, the filings were promptly made to reflect these DSU grants.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has approved policies and procedures with respect to the review and approval of certain transactions between us and a “related person,” or a “related person transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, the Board, acting through the Nominating and Corporate Governance Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.
A “related person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement rights.
Sales to TruGreen
We sell products to TruGreen Holding Corporation and its subsidiaries (collectively, “TruGreen”), a provider of lawn, tree and shrub care services. Investment funds managed by, or affiliated with, CD&R own a majority of the outstanding capital stock of TruGreen. Net sales to TruGreen included in our statement of operations were $4.3 million, $3.9 million and $4.0 million for the 2017 Fiscal Year, 2016 Fiscal Year and the 2015 Fiscal Year, respectively. Accounts receivable from TruGreen included in our consolidated balance sheets were $0, $0.4 million and $0.1 million as of December 31, 2017, January 1, 2017 and January 3, 2016, respectively. We believe that the terms of the sales made to TruGreen were no less favorable to SiteOne than would otherwise have been made to an unrelated third party.
Deere
We offer a financing plan to our customers through John Deere Financial, f.s.b. (“John Deere Financial”), a wholly-owned subsidiary of Deere, which accounted for less than 5% of our net sales for each of the 2017 Fiscal Year, 2016 Fiscal Year and 2015 Fiscal Year. We pay John Deere Financial a fee related to the financing offered, which was $0.3 million, $0.5 million and $0.3 million for the 2017 Fiscal Year, 2016 Fiscal Year and 2015 Fiscal Year, respectively. We believe the fees paid to John Deere Financial were no less favorable to SiteOne than would otherwise have been made to an unrelated third party.
2017 ANNUAL REPORT TO STOCKHOLDERS
Our 2017 Annual Report and Proxy Statement are posted on our website at http://investors.siteone.com/sec-filings. If any person who was a beneficial owner of the common stock of the Company on March 19, 2018 desires a copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, the Company will provide such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of March 19, 2018 and should be directed to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Corporate Secretary. The Company’s 2017 Annual Report, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.
OTHER BUSINESS
The Board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the enclosed proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.
Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR AT THE 2019 ANNUAL MEETING
Stockholders may present proposals for action or submit nominations for election of directors at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC and our By-laws, as applicable. In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2019, the proposal must be received by us at our principal executive offices no later than November 30, 2018 and must comply with the provisions of SEC Rule 14a-8 and our By-laws. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2019 but not include it in our proxy materials for the 2019 annual meeting must provide written notice of such proposal to our Corporate Secretary at our principal executive offices between January 16, 2019 and February 15, 2019 and comply with the other applicable provisions of our By-laws.
By Order of the Board,
L. Briley Brisendine
Executive Vice President, General Counsel and Secretary

APPENDIX A
Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):
	2017 Fiscal Year					2016 Fiscal Year
(In millions, unaudited)	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$54.6	$4.0	$16.9	$44.2	$(10.5)	$30.6	$(5.6)	$14.9	$26.9	$(5.6)
Income tax (benefit) expense	18.0	(11.4)	10.7	26.3	(7.6)	21.3	(4.1)	10.7	18.1	(3.4)
Interest expense, net	25.2	6.2	6.2	6.6	6.2	22.1	6.7	6.3	6.5	2.6
Depreciation & amortization	43.1	11.4	11.1	10.8	9.8	37.0	9.6	9.7	9.1	8.6
EBITDA	140.9	10.2	44.9	87.9	(2.1)	111.0	6.6	41.6	60.6	2.2
Stock-based compensation(a)	5.9	1.4	1.5	1.6	1.4	5.3	1.3	1.1	2.2	0.7
(Gain) loss on sale of assets(b)	0.6	0.4	—	0.1	0.1	—	0.1	—	—	(0.1)
Advisory fees(c)	—	—	—	—	—	8.5	—	—	8.0	0.5
Financing fees(d)	1.7	0.2	0.4	1.1	—	4.6	1.1	0.4	3.1	—
Rebranding and other adjustments(e)	8.1	3.1	1.6	1.6	1.8	4.9	2.1	0.6	1.0	1.2
Adjusted EBITDA(f)	$157.2	$15.3	$48.4	$92.3	$1.2	$134.3	$11.2	$43.7	$74.9	$4.5

(a)
Represents stock-based compensation expense recorded during the period.

(b)
Represents any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.

(c)
Represents fees paid to CD&R and Deere for consulting services. In connection with the IPO, we entered into termination agreements with CD&R and Deere pursuant to which the parties agreed to terminate the related consulting agreements.

(d)
Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our initial public offering and secondary offerings.

(e)
Represents (i) expenses related to our rebranding to the name SiteOne and (ii) professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.

(f)
Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

A-1

Wednesday, May 16, 2018
9:00 a.m., Eastern Time
Atlanta Airport Marriott

SITEONE LANDSCAPE SUPPLY, INC. 300 COLONIAL CENTER PARKWAY, SUITE 600 ROSWELL, GA 30076 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2018 for shares held directly and by 11:59 P.M. ET on 05/13/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/15/2018 for shares held directly and by 11:59 P.M. ET on 05/13/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR all of the following nominees: 1. Election of Directors Nominees 01 Doug Black 02 Jack L. Wyszomierski The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2 Advisory vote to approve executive compensation. 3 Ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for the year ended December 30, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000368621_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com SITEONE LANDSCAPE SUPPLY, INC. Annual Meeting of Shareholders May 16, 2018 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Doug Black and Briley Brisendine, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SITEONE LANDSCAPE SUPPLY, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:00 AM, EDT on May 16, 2018 at the Atlanta Airport Marriott, 4711 Best Road, Atlanta Georgia 30337, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000368621_2 R1.0.1.17